As filed with the Securities and Exchange Commission on August 5, 2009
Registration No. 333-155341

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VYSTAR CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	8731	20-2027731
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

 3235 Satellite Boulevard
Building 400, Suite 290
Duluth, GA 30096
(770) 965-0383
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Doyle
Chief Executive Officer
3235 Satellite Boulevard
Building 400, Suite 290
Duluth, GA 30096
(770) 965-0383
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Gerald L. Baxter, Esq.
Greenberg Traurig, LLP
3290 Northside Parkway, Suite 400
Atlanta, GA 30327
(678) 553-2430

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit		Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee
Common Stock	4,803,338	$2.00	(1)	$9,606,676	(1)	$536.05

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.  Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

This Amendment to Part II is being filed solely for the purpose of amending the Exhibit Index below and adding final versions of all Exhibits to the extent not previously filed as indicated in the Exhibit Index.

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the distribution and resale offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority fee.

Amount

Securities and Exchange Commission registration fee	$536
Accountants’ fees and expenses	32,000
Legal fees and expenses	200,000
Transfer Agent’s fees and expenses	20,000
Printing and engraving expenses	10,000
Miscellaneous	10,000
Total Expenses	$272,536

Item 14. Indemnification of Directors and Officers.

As permitted by Georgia law, provisions in our articles of incorporation and bylaws limit or eliminate the personal liability of our directors. Our articles of incorporation and bylaws limit the liability of directors to the maximum extent permitted by Georgia law. Georgia law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission. If Georgia law is amended to authorize the further elimination or limiting of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Georgia law as so amended.

As permitted by Georgia law, our articles of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors, unless otherwise determined by the board of directors; and

•	we will advance expenses to our directors and executive officers in connection with legal proceedings in connection with a legal proceeding to the fullest extent permitted by law.

The indemnification provisions contained in our articles of incorporation and bylaws are not exclusive.

The Registrant maintains a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock, warrants and options to purchase common stock issued by the Registrant within the past three years that were not registered under the Securities Act of 1933, as amended, the Securities Act. Also included is the consideration, if any, received by the Registrant for such shares, warrants and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a) Common Stock and Warrant Financings

From December 2005 through July 2007, the Registrant issued 1,430,632 shares of its common stock at a price of $1.50 per share. In connection with such offering, the Registrant issued one warrant to purchase one share of common stock at an exercise price of $.50 per share for each share of common stock purchased. From October 2006 through May 2008, the Registrant issued 1,198,066 shares of common stock upon the exercise of such warrants (and warrants issued prior to December 2005) at $.50 per share.

From May 2008 through May 2009, the Registrant issued 1,477,000 shares of its common stock at a price of $2.00 per share. In connection with such offering, the Registrant issued one warrant to purchase one share of common stock at an exercise price of $1.00 per share for each two shares of common stock purchased. In September 2008, the Registrant issued 5,000 shares of common stock upon the exercise of such warrants at $1.00 per share.

From June 2006 through May 28, 2009 the Registrant issued 164,902 shares of its common stock for services rendered to the Registrant.

(b) Stock Option Grants

Since November 2005, the Registrant has issued options to certain employees and consultants to purchase an aggregate of 2,800,00 shares of common stock at exercise prices from $1.00 to $1.50. Through the date hereof, none of such options have been exercised.

(c) Application of Securities Laws and Other Matters

No underwriters were involved in the foregoing sales of securities. The securities described in section (a) of this Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder, as applicable, relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required.

The issuance of stock options as described in section (b) of this Item 15 were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock, warrants and options described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

Item 17. Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on this 5th day of August, 2009.

Vystar Corporation

By:	/s/ William R. Doyle
William R. Doyle
Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints William R. Doyle his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this Pre-Effective Amendment No. 5 to Registration Statement on Form S-1, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ WILLIAM R. DOYLE	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2009

/s/ LINDA S. HAMMOCK	Chief Financial Officer (Principal Financial and Accounting Officer)	August 5, 2009

/s/ J. DOUGLAS CRAFT*	Director	August 5, 2009

/s/ MITSY Y. MANGUM*	Director	August 5, 2009

/s/ W. DEAN WATERS*	Director	August 5, 2009

*By William R. Doyle, attorney in fact.

Exhibit Index *

* Some Exhibits have certain confidential information redacted pursuant to a request for confidential treatment

Exhibit Number	Description

3.1	Articles of Incorporation of Vystar Acquisition Corporation (now named Vystar Corporation) dated December 17, 2003 (as amended) (previously filed)

3.2	Bylaws of Vystar Corporation (previously filed)

4.1	Specimen Certificate evidencing shares of Vystar common stock (previously filed)

4.2	Form of Share Subscription Agreements and Investment Letter (First Private Placement) (previously filed)

4.3	Form of Share Subscription Agreement and Investment Letter (Second Private Placement) (previously filed)

4.4	Form of Vystar Corporation Investor Questionnaire and Subscription Agreement (Third Private Placement) (previously filed)

5.1	Opinion of Greenberg Traurig LLP (previously filed)

10.1*	Manufacturing Agreement between Vystar Corporation and Revertex (Malaysia) Sdn. Bhd. effective April 1, 2008 (previously filed)

10.2*	Distributor Agreement among Vystar Corporation, Centrotrade Minerals & Metals, Inc. and Centrotrade Deutschland, GmbH dated January 6, 2009

10.3	Executive Employment Agreement between Vystar Corporation and William R. Doyle, dated November 11, 2008

10.4	Management Agreement dated January 31, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.5	Letter Agreement dated August 15, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.6	Addendum to Management Agreement dated February 29, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.7	Warrant Purchase Agreement dated January 31, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.8	Management Agreement dated April 30, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.9	Warrant Purchase Agreement dated April 30, 2008 between Universal Capital Management, Inc. and Vystar Corporation

10.10	Vystar Corporation 2004 Long-Term Compensation Plan, as amended

10.11	Employment Agreement between Vystar Corporation and Sandra Parker dated April 1, 2008

10.12	First Amendment to Employment Agreement dated July 1, 2009, between Vystar Corporation and Sandra Parker.

10.13	Note agreement between Vystar Corporation and Climax Global Energy, Inc. dated August 15, 2008

10.14	Lockup Agreement with Glen W. Smotherman dated July 30, 2009 (previously filed)

21.1	Subsidiaries of Vystar Corporation (previously filed)

23.1	Consent of Independent Registered Public Accounting Firm (previously filed)

23.2	Consent of Independent Registered Public Accounting Firm (previously filed)

23.3	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page) (previously filed)

*	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.